Exhibit 10.32

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Amendment”) is entered into as of August 24th, 2001, by and between GATEWAY SHERWOOD, INC., a California corporation (“Landlord”), successor in interest to Connecticut General Life Insurance Company, on behalf of its Separate Account R (“Previous Landlord”), and AMERICAN SUPERCONDUCTOR CORPORATION (“Tenant”).

RECITALS:

A.
Previous Landlord leased to Tenant, and Tenant rented from Previous Landlord, certain premises consisting of the entire building located in Westborough Technology Park, at 2 Technology Drive, Westborough, Massachusetts (the “Building;” the leased premises as so defined in the Lease, the “Premises”), pursuant to Lease dated March 9, 1993, as amended by First Amendment to Lease dated October 27, 1993 and Second Amendment to Lease dated October 16, 1997 (collectively, the “Lease”).

B.	Landlord has succeeded to all of the right, title and interest of Previous Landlord in and to the Lease and the Building.

C.	The current term of the Lease is scheduled to expire on May 31, 2003. Landlord and Tenant now desire to amend the Lease to provide for the extension of the term of the Lease.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises herein contained and the detriments to be suffered by each of the parties, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Defined Terms. All terms defined in the Lease retain their meaning herein, unless specified herein to the contrary.

2.
Extension.    The current Term of the Lease, which was to expire on May 31, 2003, is hereby extended for the additional period of six (6) years, commencing on June 1, 2003 (“Extension Term Commencement Date”) and expiring on May 31, 2009 (“Extension Term Expiration Date”).

3.
“As Is.”    The Expansion Space is delivered on an “AS IS” basis. Except as set forth in Exhibit A attached hereto, Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Amendment. Tenant acknowledges and agrees that, except for Landlord’s obligations under Exhibit A, if any, all construction obligations of Landlord under the Lease required as of the date hereof, including, without limitation, payment of any tenant improvement allowances, have been performed in full and accepted.

4.
Annual Fixed Rent.    Until the Extension Term Commencement Date, rent shall be payable under the terms and conditions of the Lease as currently in effect. Effective as of the Extension Term Commencement Date, Tenant agrees to pay Annual Fixed Rent and monthly installments thereof pursuant to Paragraph 2.5 of the Lease, and in the amounts set forth in the following rent schedule:

Period		Rentable Square Footage	Rent Per Square Foot	Annual Fixed Rent	Monthly Installment of Rent
from	to
6/1/03	5/31/05	101,770	$19.00	$1,933,630.00	$161,135.83
6/1/05	5/31/07	101,770	$20.75	$2,111,727.50	$175,977.29
6/1/07	5/31/09	101,770	$22.75	$2,315,267.50	$192,938.96

5.	Security Deposit.

(a)
Tenant shall deposit the sum of $1,000,000.00 (the “Security Deposit”) with Landlord upon the execution of this Amendment, in the form of a letter of credit as specified in paragraph 5(b) below. Said letter of credit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of the Lease as amended to be kept and performed by Tenant and not as an advance rental deposit or as a measure of Landlord’s damage in case of Tenant’s default. If Tenant defaults with respect to any provision of the Lease, after the expiration of applicable grace periods, Landlord may use any part of the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion is so used, Tenant shall within five (5) days after written demand therefor, deposit with Landlord an amount sufficient to restore the Security Deposit to its original amount (or cause the amount available for drawing under the letter of credit to replenished) and Tenant’s failure to do so shall be a material breach of this Lease. The Security Deposit or any balance thereof (after application as provided for herein) shall be returned to Tenant not later than the later to occur of thirty (30) days after termination of this Lease or the date Landlord shall have determined that all of Tenant’s obligations under this Lease have been fulfilled. If Landlord asserts that unsatisfied Tenant obligations remain after the termination of the Lease, Landlord shall so notify Tenant not later than the expiration of such 30 day period.

(b)
The Security Deposit provided for above shall be in the form of a letter of credit consistent with the terms of this paragraph 5(b). Simultaneously with the execution and delivery of this Amendment, Tenant shall deliver to Landlord an Irrevocable Standby Letter of Credit (the “letter of credit”) in the amount of $1,000,000 and in favor of Landlord as beneficiary. Upon occurrence of an Event of Default under the Lease, Landlord, in addition to all other rights and remedies provided under the Lease, shall have the right draw upon the letter of credit to the extent provided in paragraph 5(a) and apply said proceeds as provided in paragraph 5(a). The following terms and conditions shall govern the letter of credit:

(i)
Provided that no Event of Default is outstanding as of the applicable Reduction Date, the amount of the letter of credit may be reduced (or a replacement letter of credit may be issued in such lesser amount) as follows:

Reduction Date	New Letter of Credit Amount
June 1, 2005	$750,000
June 1, 2007	$500,000

(ii)
The letter of credit shall be in favor of Landlord, shall be issued by a commercial bank reasonably acceptable to Landlord having a Standard & Poors rating of “A” or better, shall comply with all of the terms and conditions of this Paragraph 5(b) and shall otherwise be in form reasonably acceptable to Landlord. The initial letter of credit shall have an expiration date not earlier than fifteen (15) months after the Extension Term Commencement Date.

(iii)
The letter of credit or any replacement letter of credit shall be irrevocable for the term thereof and shall automatically renew on a year to year basis until a period ending not earlier than three (3) months after the Termination Date (“End Date”) without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew the letter of credit by giving written notice to Landlord not less than sixty (60) days prior to the expiration of the then current term of the letter of credit that it does not intend to renew the letter of credit. Tenant understands that the election by the issuing bank not to renew the letter of credit shall not, in any event, diminish the obligation of Tenant to maintain such an irrevocable letter of credit in favor of Landlord through such date.

(iv)
Landlord, or its then managing agent, shall have the right from time to time to make one or more draws on the letter of credit at any time that an Event of Default has occurred. Funds may be drawn on the letter of credit upon presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) certificate stating as follows:

“The Landlord is entitled to draw on this Credit pursuant to that certain Lease dated March 9, 1993, between Gateway Sherwood, Inc., Landlord, and American Superconductor Corporation, Tenant, as amended from time to time.”

(v)
It is understood that if Landlord or its managing agent be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity). Tenant acknowledges and agrees (and the letter of credit shall so state) that the letter of credit shall be honored by the issuing bank without inquiry as to the truth of the statements set forth in such draw request and regardless of whether the Tenant disputes the content of such statement.

(vi)
In the event of a transfer of Landlord’s interest in the Premises, Landlord shall transfer the letter of credit to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said letter of credit to a new landlord.

(vii)
Without limiting the generality of the foregoing, if the letter of credit expires earlier than the End Date, or the issuing bank notifies Landlord that it shall not renew the letter of credit, Landlord shall accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than thirty (30) days prior to the expiration thereof), irrevocable and automatically renewable as above provided to the End Date upon the same terms as the expiring letter of credit or upon such other terms as may be acceptable to Landlord. However, if (i) the letter of credit is not timely renewed, or (ii) a substitute letter of credit, complying with all of the terms and conditions of this paragraph 5(b) is not timely received, Landlord may present such letter of credit to the issuing bank, and the entire sum so obtained shall be paid to Landlord, to be held by Landlord until Tenant would otherwise be entitled to the return of the letter of credit, and to be retained by as a Security Deposit under paragraph 5(a). So long as no Event of Default occurs, the amount so retained by Landlord will be reduced as set forth in paragraph 5(b)(i) above, with the final balance to be released when Tenant is entitled to the return of its Security Deposit.

6.	Expansion Options. Sections 2.1.1 and 2.1.2 of the Lease are hereby deleted.

7.
Extension Term.    This extension is entered into in lieu of Tenant exercising its option with respect to the Second Extension Term. Accordingly, Section 2.4.2 of the Lease is deleted in its entirety. Tenant has no further option to renew or extend the Term of the Lease.

8.
Continuation.    Other than as expressly amended herein, all terms and conditions of the Lease shall remain unmodified and in full force and effect. All capitalized terms herein shall have the same definition as those contained in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall govern.

9.
Commissions.    Each of the parties represents and warrant that it has not dealt with any broker or finder in connection with this Amendment, other than Trammell Crow Company and The Codman Company (the “Brokers”). Landlord hereby agrees to pay the fees and commissions of the Brokers pursuant to separate agreements.

THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

10.
Limitation Of Landlord’s Liability.    Redress for any claim agaginst Landlord under the Lease as amended hereby shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building and all rents, insurance proceeds or condemnation proceeds or judgments related thereto. The obligations of Landlord under this Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

LANDLORD:	TENANT:

GATEWAY SHERWOOD, INC., a California corporation	AMERICAN SUPERCONDUCTOR CORPORATION

By: RREEF America LLC, a Delaware limited liability company, its investment advisor, hereunto duly authorized

By: /s/ Eric Berke Eric Berke District Manager	By: /s/ Paul L. Davenport Name: /s/ Paul L. Davenport Title: /s/ Corporate Treasurer

By: /s/ A. Jay Jehle A. Jay Jehle Authorized Representative

Dated: September 20, 2001	Dated: August 24, 2001

EXHIBIT A

attached to and made a part of Third Amendment to Lease
dated as of August 24, 2001, between
GATEWAY SHERWOOD, INC., as Landlord and
AMERICAN SUPERCONDUCTOR CORPORATION, as Tenant
2 Technology Drive
Westborough, Massachusetts

LANDLORD’S WORK

1.
Types of Work.    In relation to the construction of improvements and alterations at the Premises to be performed under this Third Amendment, there shall be three types of work: (i) “Landlord Work” shall be that work set forth on Schedule I hereto which Landlord shall construct; (ii) “Tenant’s Requested Work” shall be work, other than the Landlord’s Work, that Tenant requests Landlord to construct pursuant to the Lease; and (iii) “Tenant’s Additional Work” shall be work that Tenant intends to construct itself, pursuant to, and in compliance with, the Lease. As further provided herein, Tenant shall be responsible for the incremental cost of Tenant’s Requested Work and the entire cost of Tenant’s Additional Work.

2.	Plans and Specifications.

(a)
Landlord shall employ the following persons (“Consultants”) for preparation of the necessary architectural, mechanical and electrical plans, drawings and specifications (“Plans”) pertaining to the Landlord’s Work and the Tenant’s Requested Work:

Architectural Working Drawings: Cutler Associates, Inc.

Mechanical Working Drawings: Cutler Associates, Inc.

Electrical Working Drawings: Cutler Associates, Inc.

or such other consultants designated by Landlord from time to time, with the approval of Tenant, which approval shall not be unreasonably withheld or delayed. Landlord shall pay the cost of the Plans to the extent such costs relate to the Landlord’s Work and Tenant shall pay all other costs and expenses relating to the Plans. Landlord may, in its sole discretion upon notice to Tenant, elect not to construct any portion of the Tenant’s Requested Work, whereupon such work may be changed to Tenant’s Additional Work. Upon completion, Landlord shall provide copies of the Plans to Tenant, whereupon Tenant shall have five business days to object to any portion of the Plans as not being in compliance with the terms of the Lease and this Exhibit. Landlord shall promptly make any changes to the Plans which are required to bring them into compliance.

(b)
Tenant shall, at its sole cost and expense, cause the Consultants (or such other professionals as shall be approved by Landlord, with such approval not to be unreasonably withheld or delayed) to prepare and submit to Landlord for approval, all necessary drawings, plans, and specifications covering the proposed Tenant’s Additional Work (such drawings, plans and specifications are hereinafter referred to as “Tenant’s Additional Work Plans”). In the event Landlord fails to approve or disapprove the Tenant’s Additional Work Plans within ten (10) business days after Tenant submits the Additional Work Plans or any changes thereto, the Additional Work Plan or the changes shall be deemed to be disapproved.

(c)
If Tenant shall request any modifications, revisions, or changes to the Plans at any time after the initial approval thereof, Landlord shall have the right, in its sole discretion, to reject such request. If Landlord approves such request, the entire incremental cost of such change, including the cost of revising the Plans or preparing new plans, shall be borne by Tenant.

(d)	All Plans, whether prepared for Landlord’s Work, Tenant’s Requested Work or Tenant’s Additional Work shall meet the standards set forth on Schedule II.

3.	Cost Estimates: Maximum TI Allowance and Additional TI Allowance.

(a)
Landlord shall solicit a minimum of three bids from reputable, licensed contractors qualified to construct the Landlord’s Work and Tenant’s Requested Work, and, if Tenant requests, at least one of the bidders shall be a contractor selected by Tenant so long as Landlord has no reasonable objection to such contractor.

(b)
Prior to commencing any of Landlord’s Work or Tenant’s Requested Work, Landlord shall submit to Tenant for Tenant’s approval a written estimate of the cost of Landlord’s Work and Tenant’s Requested Work (an “Estimate”). Landlord may require Tenant to deposit that amount of the amount of the Estimate which exceeds the Maximum TI Allowance with Landlord within five (5) days after Landlord’s written request therefor. Such deposit shall be applied by Landlord to the cost of said Work and may be disbursed prior to disbursement of Landlord funds. Landlord shall not be required to commence its work until such payment is received.

(c)
This Amendment and the rental rates provided for herein are premised on a total cost of Landlord’s Work and Tenant’s Requested Work not to exceed $1,000,000.00 (the “Maximum TI Allowance”). The “cost of Landlord’s Work” includes, without limitation:

(i)
All costs and expenses actually incurred by Landlord pertaining to Landlord’s Work and Tenant’s Requested Work, including, but not limited to, costs charged by contractors, subcontractors and general and other conditions costs and expenses in connection with such Work;

(ii)	All costs and expenses of preparation of the plans for such construction, and site inspection and contract administration by Landlord’s consulting architects and/or engineers;

(iii)	All costs of permits, licenses and other approvals required for the performance of Landlord’s Work and Tenant’s Requested Work; and

(iv)
A construction management fee to Landlord of three percent (3%) of the total of all such costs under the foregoing subparagraphs (i), (ii) and (iii), payable with progress payments to trades in amounts relative to the value of completed Work covered by such progress payments, with final payment to be made upon substantial completion of all such Work.

(d)
If the total cost of Landlord’s Work and Tenant’s Requested Work exceeds the Maximum TI Allowance, the entire amount of such excess shall be borne by Tenant and shall be paid to Landlord by Tenant upon demand as additional rent under the Lease.

4.
Construction of Landlord’s Work and Tenant’s Requested Work.    Landlord agrees to cause the Landlord’s Work and, provided that the Plans for Tenant’s Requested Work are acceptable to Landlord and approved in writing by Landlord, and Tenant has complied with all applicable provisions, terms and conditions of this Lease, the Tenant’s Requested Work to be constructed. The entire cost of the Landlord’s Work and Tenant’s Requested Work up to the amount of the Maximum TI Allowance shall be borne by Landlord, with any excess cost to be borne by Tenant.

5.	Tenant’s Additional Work.

(a)
Tenant must submit plans (“Tenant Plans”) pertaining to the Tenant’s Additional Work which Tenant intends to perform to Landlord for approval. No Tenant’s Additional Work may proceed until Landlord has approved Tenant’s Plans and all other conditions of this Exhibit A have been satisfied.

(b)
It shall be Tenant’s responsibility that the Tenant Plans comply with all applicable governmental and municipal codes and regulations and to procure and deliver to Landlord upon request all such licenses, permits and approvals from all governmental authorities as are necessary to permit the Tenant’s Additional Work to be commenced and continued to completion and the so constructed Premises to be occupied.

(c)
Tenant shall make all such contracts and arrangements as shall be necessary or desirable for the construction and installation of the Tenant’s Additional Work. Tenant agrees to retain contractors, subcontractors and materialmen who are of good reputation and experienced in and favorably known for the construction of space comparable to the Premises in the metropolitan area where the Building is located and that are properly licensed for the work they are to perform. Tenant shall provide Landlord with a list of all contractors, subcontractors and materialmen who are to be utilized by or for Tenant with respect to the Tenant’s Additional Work and the value of whose contacts exceed $10,000, and provide true, correct and complete copies of all such contracts relating to the Work. Such contractors, subcontractors, materialmen and contracts must be satisfactory to Landlord in Landlord’s reasonable discretion, and shall not be employed or executed, as the case may be, without Landlord’s written approval first obtained. Tenant and Tenant’s contractors shall use qualified craftsmen and laborers who are compatible with the trade unions operating in the Building (if any) and Tenant shall take promptly upon Landlord’s demand all measures necessary to avoid labor unrest in the Premises and in the Building which is caused by Tenant or Tenant’s contractors. At Landlord’s option, Tenant shall cause all major contractors to procure performance bonds and shall provide Landlord with evidence thereof.

(d)
Promptly upon Landlord’s approval of the Tenant Plans, Tenant shall apply for, and supply to Landlord upon issuance, a building permit and any other required governmental permits, licenses or approvals. Upon issuance of such approvals, Tenant shall commence the Tenant’s Additional Work and shall diligently prosecute such Work to completion. Tenant agrees to cause the Tenant’s Additional Work to be constructed in a good and workmanlike manner using first-class quality materials, at its sole cost and expense in accordance with the provisions of the Lease. Any costs incurred by Landlord in providing utilities, the use of the freight elevator, supervision or other services needed for the accomplishment of the Tenant’s Additional Work shall be reimbursed by Tenant to Landlord. Landlord shall have the right to observe the performance of the Tenant’s Additional Work and Tenant shall take all such actions with respect thereto as Landlord may, in its good faith determination, deem advisable from time to time to assure that the Work and the manner of performance thereof shall not be injurious to the engineering and construction of the Building or the electrical, plumbing, heating, mechanical, ventilating or air-conditioning systems of the Building and shall be in accordance with the Tenant Plans and the provisions of this Lease.

(e)
Upon completion of the Tenant’s Additional Work, Tenant shall provide to Landlord: (i) an architect’s certificate of final completion; (ii) copies of all necessary governmental permits, including, but not limited to, a certificate of occupancy; (iii) the sworn statement of the general contractor; (iv) final lien waivers from all contractors, subcontractors and materialmen; and (v) any other information or documentation reasonably requested by Landlord to evidence lien-free completion of construction and payment of all of the cost thereof.

(f)
Tenant shall be solely responsible for all costs and expenses of the Tenant’s Additional Work. Tenant shall pay Landlord, as additional rent, a construction management fee of one percent (1%) of the cost of Tenant’s Additional Work, payable upon substantial completion thereof. However, Landlord shall, upon completion of Tenant’s Additional Work and delivery of all items required under paragraph 5(e) above, reimburse Tenant for the cost of Tenant’s Additional Work up to the amount of the Maximum TI Allowance, less the portions thereof spent for or committed to Landlord’s Work and Tenant’s Additional Work.

6.
Recapture of Concessions.    Tenant understands and agrees that in entering into this Amendment, Landlord is relying upon receipt of all the Annual Fixed Rent to become due with respect to the Premises over the full extended term of this Lease for amortization beginning as of the Extension Term Commencement Date, including an interest factor of twelve (12%) per annum (the “Interest Rate”) of the Concession Amount. For purposes hereof, the “Concession Amount” shall be defined as the aggregate of the Maximum TI Allowance, and the brokers’ commissions (totaling $152,655.00) becoming due by reason of this Amendment.

(a)
Accordingly, Tenant agrees that if this Lease or Tenant’s right to possession of the Premises leased hereunder shall be terminated as of any date (“Termination Date”) prior to the expiration of the full extended Term hereof by reason of a default of Tenant, there shall be due and owing to Landlord as of the day prior to the Termination Date, as rent in addition to all other amounts owed by Tenant as of such Date, the amount (“Unamortized Amount”) of the Concession Amount determined as set forth below; provided, however, that in the event that such amounts are recovered by Landlord pursuant to any other provision of this Lease, Landlord agrees that it shall not attempt to recover such amounts pursuant to this paragraph.

(b)
For the purposes hereof, the Unamortized Amount shall be determined in the same manner as the remaining principal balance of a mortgage loan with interest at 12% per annum payable in level payments over the same length of time would be determined; to illustrate, according to a standard mortgage amortization table the principal amount outstanding at the end of the fifth year of a loan of $1,000.00 payable in level monthly payments with interest at 12% over ten years will be $644.97, assuming all payments to that point are made as due.

7. Miscellaneous

(a)
Tenant expressly assumes the responsibility and obligation of supplying the Consultants with all information concerning Tenant’s requirements with respect to the Landlord’s Work and Tenant’s Requested Work as and when requested by any of the Consultants.

(b)
Except as set forth in this Exhibit A, Landlord has no other agreement with Tenant and has no obligation to do any work with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and provisions herein set forth pertaining to Tenant’s Additional Work.

(c)
All rights and remedies of Landlord and Tenant herein created or otherwise existing at law or equity are cumulative, and the exercise of one or more such rights or remedies shall not be deemed to exclude or waive the right to the exercise of any other rights or remedies. All such rights and remedies may be exercised and enforced concurrently and whenever and as often as deemed desirable.

SCHEDULE I

LANDLORD’S WORK

SCHEDULE II

STANDARDS FOR PLANS

(1)	The space plan shall contain the following information:

(a)
A layout of the Premises showing demising, corridor and exterior walls in relationship to the Building core. The locations of exterior window mullions, columns, stairways and other building features shall also be shown on the Space Plans.

(b)
The location and composition of all walls. Non-standard improvements, such as walls requiring insulation, half walls, vinyl wall coverings or walls requiring special construction must be clearly noted on the Space Plans. Sectional details must be provided to adequately describe the construction of any non-standard wall.

(c)	The location, size and swing of all doors. All doors shall conform with Landlord’s standard door specifications, unless otherwise noted on the Space Plans.

(d)	A description of flooring materials.

(e)	A reflected ceiling plan showing the layout of lighting fixtures, switches, and any other non-standard improvements which are to be located within the ceiling system.

(f)
The location of all telephone and electrical outlets. Non-standard improvements, such as outlets to be located more than twelve (12) inches above the floor, dedicated circuit outlets or high amperage/voltage outlets must be clearly noted on the Space Plans.

2.	The working drawings shall be prepared at a scale of not less than 1/8"=1 foot and in accordance with Landlord’s design/build specifications.

3.
All working drawings shall be prepared based upon the use of Landlord’s Building Standard Improvements as set forth in Schedule 1 attached hereto. All Improvements must conform to Landlord’s design/build specifications.

4.	The Plans shall contain sufficient notations, specifications and details to describe all Improvements, including but not limited to:

(a)	Insulated walls, special wall coverings, graphics, special painting or special wall materials such as plate glass or glass block.

(b)	Door dimensions, thickness, hardware or locks.

(c)	Flooring materials.

(d)	Electrical outlets requiring a dedicated circuit, more than 120 volts or more than 15 amperes.

(e)	Telephone outlets requiring more than 3/4 inch diameter conduit.

(f)	Light fixtures, exhaust fans, ceiling heights, or ceiling designs using non-standard materials.

(g)	Any special conduits, receptacles or electrical devices necessary to serve communications equipment, computers or other facilities to be installed by Tenant.

(h)	Any special requirements to accommodate handicapped employees of Tenant within the premises.

(i)	Any requirements for fire protection of computers, other equipment or materials installed by Tenant.

(j)	Any requirements for special fire detection or life safety equipment not required by applicable building codes in effect at the time of construction.

(k)	Any special reinforcing of the floor system which will be necessary to support computers, filing systems, equipment or furnishings having a load exceeding fifty pounds per square foot of floor area.

(l)
Any special requirements for humidity control, temperature control, extra air-conditioning capacity, ventilation or heating which would not be provided by Landlord’s standard building systems. Such special requirements may arise as a result of Tenant’s desire to install a computer or other equipment which generates heat, food preparation facilities, bathrooms, laboratories, microfilm storage or other special facilities, equipment or products.

(m)	Any private bathrooms, wet-bars, kitchens, vending machines or other installations requiring plumbing work or ventilation.

(n)	Any cabinetry, wood paneling, reception desks, built-in shelving or furniture.

(o)	Any improvement which will require modification of the Building’s structural, mechanical or electrical components.

(p)	Sufficient details, specifications and other information as may be necessary for accurate pricing of any other non-standard Improvements.